                        BROKER-DEALER AND GENERAL AGENT
                              SERVICING AGREEMENT
                           FOR IN-FORCE MLOA PRODUCTS

      AGREEMENT dated as of October 1, 2013 by and among MONY Life Insurance Company of America ("MLOA") and AXA ADVISORS, LLC (the "BROKER-DEALER") and AXA NETWORK, LLC (the "GENERAL AGENT", and together with the Broker-Dealer, the "SERVICERS").

                             W I T N E S S E T H :

      WHEREAS, the General Agent previously sold and serviced fixed life insurance policies and annuity contracts issued by MLOA, and the Broker-Dealer and the General Agent previously sold and serviced variable life insurance policies and annuity contracts issued by MLOA pursuant to a General Agent Sales Agreement dated as of June 6, 2005 between MLOA and the General Agent and a Broker-Dealer Distribution and Servicing Agreement dated as of June 6, 2005 between MLOA and the Broker-Dealer (collectively, as heretofore modified and amended, the "SALES AGREEMENTS");

      WHEREAS, the Servicers are the broker(s)-of-record in relation to MLOA (the "BROKERS OF-RECORD") of the MLOA fixed and variable life insurance policies, fixed and variable annuity contracts, major medical insurance policies and disability insurance policies that correspond to the policy forms to be listed on Schedule A upon delivery by the Servicers pursuant to Section 1.1 hereof (the "IN-FORCE POLICIES AND CONTRACTS" and sometimes individually referred to herein as a "POLICY" or a "CONTRACT", as the case may be) and are currently servicing the In-Force Policies and Contracts pursuant to the Sales Agreements and are the broker(s) of -record in relation to policyholders and contractholders except as provided in Section 9.3;

      WHEREAS, MLOA has appointed the Broker-Dealer as the principal underwriter of the variable In-Force Policies and Contracts;

      WHEREAS, MLOA and the Servicers are simultaneously herewith modifying and amending the Sales Agreements to terminate the agreement provided with respect to the In-Force Policies and Contracts as of the date hereof;

      WHEREAS, MLOA and the Servicers wish to enter into this Servicing Agreement, simultaneously with the modification and amendment of the Sales Agreements, to enable the Servicers to continue to be the Broker(s)-of-Record of the In-Force Policies and Contracts and to service such Policies and Contracts;

      NOW THEREFORE in consideration of the premises and of the mutual covenants and promises herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                            AUTHORIZATION TO SERVICE

      Section 1.1 SERVICING. MLOA hereby designates the Servicers as the Broker(s)-of-Record of the In-Force Policies and Contracts and retains the Servicers to provide the services more particularly described on Annex 1 with respect to such Policies and Contracts in accordance with the terms and conditions of this Agreement and shall continue to manage relationships with its Associates and subservicers in accordance with the Servicers' contractual arrangements with such Associates and subservicers, their practices and procedures and applicable law. As promptly as reasonably practicable (and in any event within 30 days) following the date hereof, the Servicers shall provide to MLOA a list of the policy forms that correspond to the In-Force Policies and Contracts, which list shall upon delivery be attached hereto as Schedule A, and shall be made a part hereof as though attached as a schedule to this Agreement on the date hereof.

      Section 1.2 CONVERSION SALES. MLOA also authorizes the Servicers to offer the owners of such MLOA Policies and Contracts (as hereinafter defined) who elect to exercise the conversion rights, if any, available to them pursuant thereto, (i) such MLOA life insurance and/or annuity contracts as MLOA is obligated to make available to such owners and/or (ii) such other life insurance and/or annuity contracts issued by MLOA and/or the "Administrator", as defined under the Administrative Services Agreement by an between MLOA and Protective Life Insurance Company, dated as of October 1, 2013 (the "ADMINISTRATIVE SERVICES AGREEMENT"), or any of the Administrator's affiliated insurance companies (each policy and/or contract sold to the owner of a MLOA Policy or Contract pursuant to a conversion right therein or in lieu of exercising such conversion right being hereinafter referred to as a "CONVERSION POLICY" or "CONVERSION CONTRACT", as the case may be, and collectively as the "CONVERSION POLICIES AND CONTRACTS"). The Servicers shall have the exclusive right to offer to sell Conversion Policies and Contracts to the owners of the MLOA Policies and Contracts, and MLOA shall not authorize, permit or pay compensation or other sums to any other insurance agent, insurance agency and/or broker/dealer to sell Conversion Policies and Contracts to the owners of the MLOA Policies and Contracts. Notwithstanding the foregoing, nothing contained herein is intended to prevent MLOA, as the insurer of the MLOA Policies and Contracts, or the Administrator and its affiliated insurance companies, as the insurers of life insurance and/or annuity contracts offered as Conversion Policies and Contracts hereunder, from directly offering their respective Conversion Policies and Contracts to the owners of the MLOA Policies and Contracts or from compensating their respective personnel in connection therewith. The Servicer will service all Conversion Policies and Contracts sold to the owners of the MLOA Policies and Contracts, whether sold by MLOA and/or the Administrator and its affiliated insurance companies directly or through the Servicers, in accordance with the terms and conditions of this Agreement (and the term "MLOA POLICIES AND CONTRACTS" shall include Conversion Policies and Contracts for such purposes), and MLOA will pay first year and renewal compensation to General Agent on all Conversion Policies and Contracts sold to owners of MLOA Policies and Contracts that is consistent with the commissions paid by MLOA as set by the Administrator pursuant to the Administrative Services Agreement in accordance with its then-current practice; PROVIDED that, in the case of Conversion Policies and Contracts issued by the Administrator or an affiliated insurance company of the Administrator, General Agent shall receive from the Administrator or such affiliated insurance company compensation consistent with the commission paid by Administrator or such affiliated insurance company in accordance with its then-current practice and the General Agent shall enter into a selling agreement with Administrator or such affiliate providing protections to the Administrator or such affiliate that will issue the Conversion Policy or Contract substantially similar to the protections provided to the MONY Parties hereunder; provided that such selling agreement shall also include obligations of Administrator or such affiliate substantially similar to the obligations of the Parties MONY hereunder . The General Agent shall perform all obligations with respect to the suitability of any sales of Conversion Policies and Contracts to the owners of the MLOA Policies as required under insurance law, securities law or otherwise. In no event, however, and notwithstanding anything to the contrary contained in this Agreement, will the Broker-Dealer be, or have any of the obligations of, the principal underwriter of any variable Conversion Policies or Conversion Contracts or have any obligations hereunder with respect to the suitability under insurance law, securities law or otherwise of any sales of Conversion Policies and Contracts to the owners of the MLOA Policies and Contracts sold by MLOA directly.

      Section 1.3 ENHANCEMENT OFFERS. MLOA may from time to time during the term of this Agreement offer directly to any holder of an In-Force Policy or Contract that is at or near the end of its level-premium term period (an "ENHANCED POLICY") any enhancement or modification of the terms of such In-Force Policy or Contract (collectively, the "ENHANCEMENT OFFERS") (which enhancement or modification, for the avoidance of doubt, shall not include issuance of a new policy or contract). MLOA shall notify Servicers of its intention to commence any program for Enhancement Offers to holders of such Enhanced Policies no later than 45 days prior to the start of any such program and such notice shall include reasonable detail as to the specific Enhanced Policies, or holders thereof, that will receive such offers and the schedule for contacting such holders; PROVIDED FURTHER that if the duration of such program is longer than six months, MLOA shall deliver a new notice pursuant to this Section 1.3 with the detail specified above prior to continuing such program for longer than six months. MLOA will only make Enhancement Offers to owners of Enhanced Policies directly as the issuer of the Enhanced Policies and shall not authorize, permit or pay compensation or other sums to any insurance agent or agency in connection with any Enhancement Offers made to the owners of the Enhanced Policies or the acceptance of any Enhancement Offers by any of such owners. The Servicers will continue to service all Enhanced Policies, modified and/or amended pursuant to the Enhancement Offers, in accordance with the terms and conditions hereof (and the term "MLOA POLICIES AND CONTRACTS" shall continue to include all Enhanced Policies, whether or not so modified or amended), and MLOA will continue to pay compensation, if any, payable hereunder with respect to such Enhanced Policies as provided in Section 5.1 hereof (but no additional compensation shall be due or payable to the Servicers hereunder as a result of such modifications and/or amendments). In no event, however, and notwithstanding anything to the contrary contained in this Agreement, will the Servicers have any obligations hereunder with respect to the suitability under insurance law, securities law or otherwise of any modifications or amendments made to the Enhanced Policies pursuant to the Enhancement Offers. MLOA may from time to notify Wholesale Servicer that it proposes to commence any other program in response to complaints of holders of MLOA Policies and Contracts to make direct offers to holders of MLOA Policies and Contracts for the enhancement or modification of such MLOA Policies and Contracts in situations other than when they are at or near the end of the level-premium term period, if the commencement of such program would not reasonably be expected to impact the ability of Wholesale Servicer and its affiliates to sell contracts to such holders in the future in compliance with the terms of this Agreement. If MLOA proposes to commence any such additional program, Wholesale Distributor shall consider the proposed commencement of such additional program in good faith; provided that (i) MLOA may commence any such program only with the express approval of Wholesale Servicer, and Wholesale Servicer may not unreasonably withhold, condition or delay its approval of such proposal and (ii) such approval will be deemed for all purposes hereunder conclusively to have been granted if, at a time when MLOA is an affiliate of AXA Financial, Inc. ("PARENT"), Parent has approved such program pursuant to the terms of the Master Agreement, dated as of April 10, 2013, among Parent, AXA Equitable Financial Services, LLC (the "SELLER") and Protective Life Insurance Company (the "MASTER AGREEMENT").

      Section 1.4 LIMITATIONS ON AUTHORITY. Neither of the Servicers shall possess or exercise any authority on behalf of MLOA other than that expressly conferred on them by this Agreement. In particular, and without limiting the foregoing, neither of the Servicers shall have any authority, nor shall either grant such authority to any officer, employee, agent or representative thereof, to alter, modify, waive or change any of the terms, rates, or conditions of any Policy or Contract or under any circumstances pay or allow, or offer to pay or allow, any rebate of premium or consideration in any manner whatsoever, directly or indirectly.

      Section 1.5 INDEPENDENT STATUS. The parties acknowledge that MLOA is retaining the Servicers as independent contractors. Nothing herein contained shall constitute the Servicers or any officers, employees, agents or representatives thereof as being employees of MLOA or any affiliate or subsidiary thereof.

                                   ARTICLE II
               PRINCIPAL UNDERWRITER; LICENSING AND REGISTRATION

      Section 2.1 MLOA'S PRINCIPAL UNDERWRITER. Each of MLOA and the Broker-Dealer warrants and represents that MLOA has appointed the Broker-Dealer as the principal underwriter of the variable In-Force Policies and Contracts and agrees that the Broker-Dealer or a permitted successor hereunder will continue to be the principal underwriter of the variable In-Force Policies and Contracts at all times during the term thereof; provided that, if at any time, MLOA ceases to be a Subsidiary (as defined in the Master Agreement) of Parent, the Broker-Dealer may terminate its obligations as principal underwriter of the variable In-Force Policies or Contracts in accordance with, and subject to the relevant terms of, the Administrative Services Agreement, and Broker-Dealer shall cooperate in entering into such other agreements on commercially reasonable terms with the replacement underwriter and MLOA, effective upon the appointment of a replacement principal underwriter for the variable In-Force Policies and Contracts, as may be necessary to authorize and permit Broker-Dealer to continue to perform its obligations as Servicer under this Agreement on the terms set forth herein. For clarity, termination of the Broker-Dealer as a principal underwriter of the variable In-Force Policies or Contracts shall in no way affect Broker-Dealer's obligations under this Agreement.

      Section 2.2 BROKER-DEALER QUALIFICATIONS. The Broker-Dealer warrants and represents that it is a broker-dealer registered with the United States Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 Act, as amended (the "1934 ACT") and is a member in good standing of the Financial Industry Regulatory Authority ("FINRA"). The Broker-Dealer will, at all times during the term hereof, be duly registered as a broker-dealer under the 1934 Act and in each state or other jurisdiction in which it is required to be so registered to perform its functions and fulfill its obligations, and be a member in good standing of FINRA.

      Section 2.3 GENERAL AGENT QUALIFICATIONS. The General Agent will, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly licensed in each state and other jurisdictions in which the General Agent is required by law or regulation to be licensed to perform its functions and fulfill its obligations hereunder. MLOA agrees that during the term hereof it shall maintain the General Agent's appointment as general agent of MLOA in each state and other jurisdiction in which such appointment is required by law or regulation to permit the General Agent to perform its functions and fulfill its obligations hereunder, unless the General Agent has failed to be duly licensed for such purpose in such state or other jurisdiction.

      Section 2.4 QUALIFICATIONS OF THE BROKER-DEALER'S ASSOCIATES. The Broker-Dealer represents and warrants that each officer, employee, agent or representative of the Broker-Dealer (any officer, employee, agent or representative of the Broker-Dealer or of the General Agent, as the case may be, being hereinafter referred to as an "ASSOCIATE") who is required by law or regulation to be registered with the SEC, FINRA and any applicable state securities regulatory authority to service variable In-Force Policies and Contracts, including Policy conversion transactions, on behalf of the Broker-Dealer, is so registered, and Broker-Dealer agrees that no Associate will provide such services requiring registration unless such

Associate is so registered. Broker-Dealer shall be responsible for all fees, including registration and examination fees, necessary to maintain the Associates' continuing compliance with applicable securities registration requirements.

      Section 2.5 QUALIFICATIONS AND APPOINTMENT OF ASSOCIATES. The General Agent represents and covenants that each Associate who is providing services with respect to fixed or variable In-Force Policies and Contracts in any state or jurisdiction who is required by law or regulation to be licensed and/or appointed in such state or jurisdiction to provide such services, including Policy conversion transactions, on behalf of the General Agent is so licensed and/or appointed and General Agent agrees that no Associate will provide such services unless such Associate is so licensed and/or appointed. General Agent may designate Associates to be appointed as agents of MLOA or the Administrator and its affiliates (solely with respect to Conversion Policies and Contracts issued by them) and MLOA shall appoint, and shall use reasonable efforts to cause Administrator and its affiliates to appoint, such Associates; provided MLOA reserves the right to refuse to appoint any such Associate or, once appointed, upon reasonable advance notice to terminate or refuse to renew such Associate's appointment if MLOA has a bona fide reason to believe that such Associate is not competent or qualified to sell and/or service life insurance or annuity products or that renewal of such license or appointment would violate applicable law, and MLOA reasonably in advance gives written notice of such reason to General Agent. General Agent and Broker-Dealer shall assist MLOA in the appointment of Associates under applicable insurance laws to service the Policies and Contracts. MLOA shall bear the cost of appointing and renewing the appointment of each such Associate in such Associate's state or other jurisdiction of residence, but shall not be responsible for the costs of appointing, or renewing the appointment of, any Associate in any state or jurisdiction other than his/her state or other jurisdiction of residence. By proposing an Associate for appointment, the General Agent shall be deemed to warrant and represent to MLOA that such Associate is competent and qualified to act as an insurance agent for MLOA and to hold himself or herself out in good faith as such to the general public. MLOA shall not change the servicer or broker of record with respect to any In-Force Policies and Contracts at the request of an owner of an In-Force Policy or Contract specifically requesting that another Associate be designated as servicer or broker of record with respect to such Policy or Contract, unless in the opinion of MLOA's counsel such refusal to honor such request would violate applicable law or the terms of any contract to which MLOA or any of its affiliates is a party.

                                  ARTICLE III
                              COMPLIANCE WITH LAWS

      Section 3.1 SUPERVISORY RESPONSIBILITIES OF GENERAL AGENT. The General Agent will train, supervise and be solely responsible for the conduct of the General Agent's Associates to ensure their compliance with the terms and conditions of this Agreement, all insurance laws and regulations and the applicable rules and regulations of all governmental or other insurance authorities that have jurisdiction over insurance contract activities, including without limitation all applicable suitability requirements under state insurance law. The General Agent shall be solely responsible for background investigations of each of its Associate to determine his or her qualifications, good character and moral fitness.

      Section 3.2 SUPERVISORY RESPONSIBILITIES OF THE BROKER-DEALER. The Broker-Dealer will train, supervise and be solely responsible for the conduct of the Broker-Dealer's Associates to ensure their compliance with the terms and conditions of this Agreement, all federal and state securities laws and regulations and FINRA rules and requirements, including without limitation (i) all applicable suitability requirements under state and federal securities law and FINRA rules and requirements and (ii) applicable federal, state and FINRA requirements regarding compliance programs and procedures.

      Section 3.3 COMPLIANCE WITH APPLICABLE LAWS. Each party hereto warrants and represents that it is in compliance in all material respects with all applicable federal and state laws and regulations and FINRA rules and requirements, including, without limitation, all applicable securities and insurance laws and regulations and FINRA rules relating to variable annuities and life insurance products, and has adequate supervisory systems in place reasonably designed to detect and prevent violations of such laws, regulations, rules and requirements by their Associates. All parties hereto will perform their obligations under this Agreement in continuous compliance in all material respects with all applicable laws and regulations.

      Section 3.4 COMPLIANCE WITH NETWORKING RULES. The Servicers warrant and represent to MLOA that they have entered into a networking agreement between them that satisfies the terms and conditions set forth in the letter ruling issued by the staff of the Securities and Exchange Commission to Howard & Howard (sub. nom. First of America Brokerage Services, Inc.) (avail. Sept. 28, 1995) or any successor letter ruling with respect to the non-registration as a broker-dealer of an insurance agency associated with a registered broker-dealer (the "Letter Agreement"). The Servicers agree that the networking agreement between them will continue to be in full force and effect during the term of this Agreement and that they will comply with the terms and conditions set for therein and in the Letter Agreement.

      Section 3.5 MISDIRECTED PAYMENTS. In the event that premiums, contributions or loan repayments are sent to the Servicers, rather than to MLOA, they shall promptly remit such premiums, considerations and loan repayments to MLOA. The Servicers agree that if any premium or other payment is held at any time by either of them, such premium, contribution or other payment shall be held on behalf of the client and will segregate such payment from their own funds and promptly remit such premium, consideration or other payment to MLOA.

      Section 3.6 RESTRICTIONS ON COMMUNICATIONS. The Servicers will not, and will not permit any of their Associates or authorize anyone else to, give any information or make any representations or statements, written or oral, concerning the In-Force Policies and Contracts to the owners or beneficiaries thereof which are contrary to or inconsistent with the information contained in the In-Force Policies and Contracts themselves, the prospectuses and statements of additional information for the variable In-Force Policies and Contracts and/or in any reports or proxy statements therefor, or in promotional, product or advertising material or other information supplied and approved in writing by MLOA. Servicers and their Associates may not modify or represent that they are authorized to modify any such prospectus, statement of additional information or other materials authorized by MLOA for use in connection with servicing the Policies and Contracts.

      Section 3.7 TAX REPORTING RESPONSIBILITY. The Servicers shall be solely responsible for fulfilling all reporting obligations under applicable tax laws with respect to compensation paid to Associates and for any withholding of taxes from compensation paid to the Associates, including, without limitation, FICA, FUTA, and federal, state and local income taxes.

      Section 3.8 BONDING OF BROKER-DEALER'S ASSOCIATES. The Broker-Dealer warrants and represents that all its Associates who have or may have access to funds of MLOA are, and agrees that they will continue to be, covered during the term hereof by a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company. This bond shall be maintained by the Broker-Dealer at the Broker-Dealer's expense. Such bond shall be, at least, of the form, type and amount required under the FINRA Rules of Fair Practice. MLOA may require evidence, satisfactory to it, that such coverage is in force, and the Broker-Dealer shall give prompt written notice to MLOA of any cancellation or change of coverage. The Broker-Dealer assigns any proceeds received from the fidelity bonding company to MLOA to the extent of MLOA's loss due to activities covered by the bond. If there is any deficiency amount, as a result of a deductible provision or otherwise, the Broker-Dealer shall promptly pay MLOA such amount on demand, and the Broker-Dealer hereby indemnifies and holds harmless MLOA from any such deficiency and from the costs of collection thereof (including reasonable attorneys' fees).

      Section 3.9 PROFESSIONAL LIABILITY INSURANCE. The Servicers will at all times during the term hereof maintain, or cause to be maintained, professional liability insurance for the Servicers' Associates in the amount of at least $1 million per occurrence and at least $1 million in the aggregate, issued by an insurer having an A.M. Best's rating of A- or better.

                                   ARTICLE IV
                               PRODUCT MATERIALS

      Section 4.1 PRODUCT MATERIALS. The Servicers will not use, and will not permit any of their Associates to use, any product materials other than those provided by MLOA or approved in writing by MLOA. MLOA will file such materials or will cause such materials to be filed with the SEC and FINRA, and applicable state securities regulatory authorities, as required. For purposes of this Agreement, all references to product materials shall include, without limitation, advertisements (such as material published, or designed for use in, a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), product literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, product literature or published article), prospectuses, applications and other forms, and educational or training materials or other communications distributed or made generally available to or approved for use by the Servicers. MLOA reserves the right to require at any time for any reason the recall of any material approved by them, and the Servicers shall promptly comply with any such request and shall not use such material thereafter.

                                   ARTICLE V
                           COMPENSATION AND EXPENSES

      Section 5.1 COMPENSATION. MLOA will pay the General Agent, as full compensation for the services being performed by the Servicers hereunder with respect to the In-Force Policies and Contracts pursuant to this Agreement the compensation more specifically set forth in Schedule B attached hereto and made a part hereof or, with respect to Conversion Policies and Contracts, as set forth in Section 1.2.

      Section 5.2 PAYMENT OF COMPENSATION. All compensation due and payable hereunder shall be paid in the manner and in accordance with the time periods set forth in Schedule C attached hereto.

      Section 5.3 BROKER-OF-RECORD. Compensation will be due and payable hereunder with respect to each In-Force Policy and Contract during the term of this Agreement for so long as the Broker-Dealer and/or the General Agent is the Broker-of-Record of such Policy or Contract. The Broker-Dealer and/or the General Agent shall continue to be the Broker-of-Record of each In-Force Policy and Contract notwithstanding that any owner of a Policy or Contract submits a written request to MLOA specifically requesting that another broker-dealer and/or general agent, as the case may be, be designated as the Broker-of-Record of such Policy or Contract in place of the Broker-Dealer and/or the General Agent.

      Section 5.4 TOTAL COMPENSATION. The Servicers acknowledge and agree that the compensation due and payable pursuant to this Article constitutes the total compensation due and payable by MLOA or the Administrator and its affiliates on account of the services being provided and the sales being made by the Servicers pursuant hereto. The Servicers represent and agree that MLOA does not and shall not have any obligation to pay any compensation to the Servicers' Associates or to the subservicers permitted under Section 9.3.

      Section 5.5 EXPENSES. Neither MLOA nor the Broker-Dealer or the General Agent shall, directly or indirectly, expend or contract for the expenditure of any funds of any other party. Except as otherwise provided herein to the contrary, each party shall be solely responsible for all expenses incurred by such party in the performance of its obligations pursuant to this Agreement.

      Section 5.6 REPAYMENT. The Servicers will promptly repay any compensation received by the Servicers from MLOA with respect to this Agreement which they are not entitled to retain pursuant to the terms and conditions hereof.

      Section 5.7 RIGHT OF SET-OFF. MLOA may, in addition to any other remedies available, set off against any compensation due and payable hereunder any compensation previously received by the General Agent from MLOA with respect to this Agreement they are not entitled to retain.

                                   ARTICLE VI
                      ACCOUNTING, REPORTS AND AUDIT RIGHTS

      Section 6.1 ACCOUNTING. Each of the parties hereto shall keep true and accurate books and records with respect to the subject matter of this Agreement in accordance with applicable laws and regulations and (x) Generally Accepted Accounting Principles ("GAAP"), in the case of MLOA, and (y) GAAP or International Financial Reporting Standards ("IFRS"), in the case of the Servicers.

      Section 6.2 REPORTS AND INTERFACE. MLOA shall furnish such data, reports, interfaces and other information and perform such automated and manual procedures as may be reasonably requested from time to time by the Servicers (collectively "REPORTS AND PROCESSES") in order to track and verify the proper payment of sums due and payable to the Servicers hereunder. MLOA shall provide such information to the Servicers in accordance herewith as is necessary to enable the Servicers to provide the Servicers' Associates with the information necessary to service customers with respect to the In-Force Policies and Contracts and to perform the services in Annex 1. The parties shall promptly furnish each other any reports or information that another party may reasonably request consistent with industry practice (a) to reflect transactions effected under the Policies and Contracts and proper payment of sums due and payable to the Servicers hereunder and (b) for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of any state, applicable federal or state securities laws, rules or regulations, under the rules of FINRA or under applicable federal or state tax laws. All reports and information will be provided in such electronic and/or manual format as may be reasonably agreed upon by the parties and shall include, without limitation, the journal entry, reports, interfaces and information indicated in a separate interface and accounting requirements more particularly described in Schedule D attached hereto. All reports and information provided under this Section 6.2 shall be accurate in all material respects. If additional reports or information are required by the Servicers from time to time as a result of changes in applicable state insurance laws, federal or state securities laws, rules or regulations, FINRA rules, or U.S. accounting pronouncements, MLOA shall provide such reports or information.

      Section 6.3 AUDIT RIGHTS. (a) The Servicers will have the right (but not the obligation), upon not less than ten (10) days prior written notice and at their own expense, to conduct reasonable periodic inspections, during normal business hours, of all books and records maintained by MLOA relating to the servicing of the Policies and Contracts pursuant to this Agreement. The Servicers may request access on an expedited basis if expedited access is needed for such party to conduct its day-to-day business or to satisfy its obligations to maintain books and records under applicable law. MLOA shall permit the Servicers, during normal business hours and upon reasonable advance notice and at their own expense, to audit MLOA's records to verify their compliance with their obligations under
Section 6.2 and Articles V and IX of this Agreement, but the Servicers may not conduct such audit more frequently than once every six months.

      (b) MLOA will have the right (but not the obligation), upon not less than ten (10) days prior written notice and at its own expense, to conduct reasonable periodic inspections, during normal business hours, of all books and records maintained by the Servicers relating to the servicing of the Policies and Contracts pursuant to this Agreement. MLOA may request access on an expedited basis if expedited access is needed for such party to conduct its day-to-day business or to satisfy its obligations to maintain books and records under applicable law. The Servicers shall permit MLOA, during normal business hours and upon reasonable advance notice and at their own expense, to audit the Servicers' records to verify their compliance with their obligations under Sections 2.4, 2.5 and 6.2 and Articles V and IX of this Agreement, but MLOA may not conduct such audit more frequently than once every six months. In addition, the Servicers shall permit MLOA during normal business hours and upon reasonable advance notice and at its own expense, (1) to interview its service center or home office employees to review compliance by the Servicers and their affiliates with the covenants set forth in Section 14.9 and (2) if following such interviews MLOA has a reasonable good faith basis to believe the Servicers and their affiliates are not in compliance with such covenants, to audit their records to verify compliance with such covenants, but such audits may not be conducted more frequently than once every six months.

                                  ARTICLE VII
                              TERM AND TERMINATION

      Section 7.1 TERM. The term of this Agreement will commence on the date hereof and continue in full force and effect for as long as either of the Servicers is a Broker-of-Record of any Policy or Contract in accordance with the terms hereof.

      Section 7.2 BROKER-OF-RECORD. This Agreement will terminate as to any individual Policy or Contract on the date neither of the Servicers is a Broker-of-Record of such Policy or Contract in accordance with the terms hereof.

      Section 7.3 TERMINATION.

      (a) This Agreement may be terminated at any time upon the mutual written consent of the Parties hereto, which written consent shall state the effective date and relevant terms of termination.

      (b) This Agreement is subject to immediate termination at the option of MLOA, upon written notice to the relevant Servicer, in the event that a Servicer becomes insolvent or is placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there is instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations, and, in any case, such proceeding shall continue undismissed for 45 days.

      (c) This Agreement is subject to immediate termination at the option of MLOA if there is a material and continuing breach by a Servicer of this Agreement and such breach is not cured within twenty business days following receipt by the relevant Servicer of written notice of such breach from MLOA; provided, however, if such material breach is not curable within such twenty business day period, MLOA may not terminate the Servicer's performance of services under this Agreement if the Servicer has, within such twenty business day period, provided MLOA with a detailed, written description of the Servicer's good faith plan to cure such material and continuing breach; provided, further, if such material and continuing breach is not cured within 45 days following the Servicer's delivery to MLOA of such plan, MLOA may terminate this Agreement.

      Section 7.4 SURVIVAL. Notwithstanding the other provisions of this Article VII, Articles X and XII and Sections 5.4, 14.4 and 14.5 shall remain in full force and effect after the termination of this Agreement.

                                  ARTICLE VIII
                         COMPLAINTS AND INVESTIGATIONS

      Section 8.1 COOPERATION IN INVESTIGATIONS AND PROCEEDINGS. Each party hereto shall, except to the extent their interests are adverse, cooperate in all insurance or securities regulatory investigations, proceedings and inquiries and in all judicial proceedings concerning any other party hereto or any of its parents or affiliates with respect to the In-Force Policies and Contracts.

      Section 8.2 CUSTOMER COMPLAINTS. Each party hereto shall cooperate in investigating and responding to all customer complaints with respect to the In-Force Policies and Contracts received by another party.

      Section 8.3 NOTIFICATION. Each party hereto will promptly notify the other parties of any customer complaint or notice of a regulatory investigation, proceeding or inquiry or of a judicial proceeding received by such party. Each party shall promptly deliver to the other parties copies of all such customer complaints and notices and all other documents received by such party in connection therewith.

                                   ARTICLE IX
                    AMENDMENT, ASSIGNMENT AND SUB-SERVICING

      Section 9.1 AMENDMENTS AND MODIFICATIONS. Neither this Agreement nor any of the schedules hereto may not be modified or amended in whole or part except in a writing signed by all parties hereto.

      Section 9.2 ASSIGNMENTS

            (a) Except as otherwise expressly permitted in this Section 9.2, this Agreement may not be assigned by any party hereto without the prior written consent of all the other parties.

            (b) MLOA may assign all of its right, title and interest under this Agreement, without the prior written consent of any other party, to another United States insurance company into which it is being merged or to which all or substantially all of its assets, including, without limitation, the In-Force Policies and Contracts, are being transferred; provided that (i) the merger or transfer is approved by the applicable insurance regulator in MLOA's state of domicile, (ii) the insurance company into which it is being merged or which is acquiring its assets has an A.M. Best rating equal to or better than MLOA's then current A.M. Best rating, (iii) Broker-Dealer or a permitted successor continues to be the principal underwriter of the variable In-Force Policies and Contracts or Broker-Dealer or a permitted successor simultaneously assigns it rights hereunder, as permitted herein, to another broker-dealer and (iv) MLOA and the other insurance company comply with the provisions of Section 9.2(e) below

            (c) The Broker-Dealer may assign all of its right, title and interest under this Agreement, without the prior written consent of any other party, to another registered broker-dealer into which the Broker-Dealer is being merged or which is acquiring all or substantially all of the assets and registered representatives of the Broker-Dealer, provided that (i) the broker-dealer into which it is being merged or which is acquiring all or substantially all of its assets and its registered representatives is owned by the Broker-Dealer or a parent of the Broker-Dealer or by an entity which is the common parent of both the

Broker-Dealer and the general agent into which the General Agent is being simultaneously merged or which is simultaneously acquiring all, or substantially all, of the General Agent's assets and insurance agents in accordance with
Section 9.2(e) below and (ii) the Broker-Dealer and the other broker-dealer comply with the provisions of Section 9.2(e) below.

            (d) The General Agent may assign all of its right, title and interest under this Agreement, without the prior written consent of any other party, to another licensed general agent into which the General Agent is being merged or which is acquiring all or substantially all of the assets and insurance agents of the General Agent, provided that (i) the general agent into which it is merging or which is acquiring all or substantially all of its assets and its licensed insurance agents is owned by the General Agent or a parent of the General Agent or by an entity which is the common parent of both such general agent and the broker-dealer into which the Broker-Dealer is being simultaneously merged or which is simultaneously acquiring all, or substantially all, of the assets and registered representatives of the Broker-Dealer in accordance with Section 9.2(d) above and (ii) the General Agent and the other general agent comply with the provisions of Section 9.2(e) below.

            (e) No assignment permitted hereunder will be of any force or effect, notwithstanding anything to the contrary contained herein, unless and until an original assignment and assumption executed by both the assignor and the assignee is delivered to the other parties to this Agreement, pursuant to which:

                  (i) The assignor assigns all of its right, title and interest in, to and under this Agreement to the assignee;

                  (ii) The assignee accepts such assignment and assumes and agrees to perform all of the undertakings and obligations of the assignor under this Agreement, whether absolute or contingent, presently existing or thereafter arising;

                  (iii) The assignee warrants and represents for the benefit of the other parties to this Agreement that (1) the assignment satisfies all the conditions with respect thereto set forth above and (2) all warranties and representations made by the assignor (or the predecessor in interest of the assignor, as the case may be) in this Agreement are true and complete as to the assignee as of the date of the assignment; and

                  (iv) The assignor and assignee each warrants and represents for the benefit of the other parties to this Agreement that it has full power and authority to enter into the assignment and assumption, this Agreement is in full force and effect in accordance with its terms and all consents and approvals, if any, from governmental entities, owners of the In-Force Policies and Contracts and others required by law or regulation with respect to the transaction of which the assignment is a part have been obtained.

      Section 9.3 SUBSERVICING. MLOA acknowledges that (i) certain of the In-Force Policies and Contracts are being serviced by third party broker-dealers, general agents and/or agents pursuant to sales and/or servicing agreements previously entered into with such third parties and (ii) the Servicers have agreed to permit certain Associates to service certain In-Force Policies and Contracts after they cease being Associates, either under direct servicing agreements or pursuant to servicing agreements with third party broker-dealers and/or general agents. The Servicers have entered into and may from time to time enter into agreements with third parties to provide all or part of the services which the Servicers have agreed to provide hereunder. Such sub-contracting shall not relieve the Servicers of any of their obligations to MLOA hereunder, and MLOA shall not be liable to such third parties for any of the Servicers' obligations to such third parties under their sub-servicing agreements, including without limitation the payment of any compensation and other sums due and payable to such third parties thereunder.

                                   ARTICLE X
                          CONFIDENTIALITY AND PRIVACY

      Section 10.1 CONFIDENTIALITY.

         a. As used herein, "Confidential Information" of a party shall mean all confidential or proprietary information, including trade secrets, expressions, ideas, business practices and agents of such party in any medium, as well as the terms of this Agreement, but shall not include Nonpublic Personal Information (as defined below) which is subject to separate provisions of this Agreement. For purposes of this Agreement and unless otherwise indicated, reference to each party shall include their affiliates and the officers, directors, employees, agents and representatives of such party and its affiliates.

         b. All Confidential Information relating to a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own confidential or proprietary information, but in no case to a lesser extent than reasonable care under the circumstances requires. Except as otherwise provided herein, no Confidential Information shall be used by any party hereto or disclosed by any party to any third party for any purpose other than to carry out the transactions contemplated under this Agreement, provided that either party may provide Confidential Information to any regulator as provided in clause (c). No party shall disclose, publish, release, transfer or otherwise make available Confidential Information of any other party in any form to, or for the use or benefit of, any person or entity without the other parties' consent. Each party shall, however, be permitted to disclose relevant aspects of the other parties' Confidential Information to its officers, directors, employees, agents and representatives to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement; provided, however, that such party shall take all reasonable measures to ensure that Confidential Information of the other party or parties is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, directors, employees, agents and representatives. A party may share Confidential Information of the other parties or its affiliates with a third party that is performing services for the party sharing such Confidential Information only if the Party sharing such Confidential Information has in place a written agreement with such third party that includes a confidentiality provision prohibiting disclosure or use of Confidential Information other than to carry on the purposes for which the information was provided.

            c. The confidentiality obligations of this Section shall not restrict disclosure by any party to (i) any regulatory authority having jurisdiction over such party, pursuant to any applicable state or federal laws, as part of any regulatory inspection, review or audit in the ordinary course or
(ii) any regulatory authority having jurisdiction over such party, pursuant to any applicable state or federal laws, other than as part of a regulatory inspection, review or audit in the ordinary course or (iii) by order of any court or government agency (provided that the disclosing party shall give prompt notice to the non-disclosing party or parties of such order) and (iv) shall not apply with respect to Confidential Information which (1) is developed by the other party independently of the Confidential Information of the disclosing party without violating the disclosing party's proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by such party from a source other than the disclosing party without an obligation of confidentiality to the disclosing party, or (5) is rightfully received by a party from a source other than the disclosing party without an obligation of confidentiality to the disclosing party or from publicly available sources without an obligation of confidentiality to the disclosing party. If a party is requested or compelled to disclose Confidential Information of the other party or its affiliates as provided in clauses (i), (ii) or (iii) above, the disclosing party shall, to the extent reasonably feasible under the circumstances, promptly notify in writing the party whose Confidential Information or whose affiliate's Confidential Information is to be disclosed to enable such party or the affected affiliate to seek to prevent or limit such disclosure as it deems appropriate; provided, however, that nothing contained herein shall require such notification if the disclosing party is required by law or requested by a governmental authority to maintain the confidentiality of an ongoing investigation or prevent the disclosing party from disclosing such Confidential Information if as and when counsel for the disclosing party advises the disclosing party that it is required to do so.

      Section 10.2. PRIVACY.

         a. As used herein, "Nonpublic Personal Information" shall include all information about customers and potential customers subject to the protections of Title V of the Gramm-Leach-Bliley Act or any other federal or state laws or regulations relating to or protecting the privacy of customers and/or consumers, including Regulation S-P of the Exchange Act any comparable state insurance laws. (the "Privacy Laws").

         b. Each party hereto shall comply with applicable Privacy Laws with respect to the In-Force Policies and Contracts. Each party shall maintain appropriate policies and procedures relating to administrative, technical, and physical safeguards (i) to ensure the confidentiality of Nonpublic Personal Information; (ii) to protect against any anticipated threats or hazards to the security or integrity of Nonpublic Personal Information; and (iii) to protect against unauthorized access to or use of Nonpublic Personal Information.

         c. Except as otherwise provided herein, no Nonpublic Personal Information shall be used by any party hereto or disclosed by any party to any third party for any purpose other than to carry out the transactions contemplated under this Agreement, the Master Agreement or the Ancillary Agreements (as defined in the Master Agreement) or as otherwise required or permitted under the Privacy Laws. For the avoidance of doubt, among other things, MLOA may use the Nonpublic Personal Information to service the Contracts and Policies as permitted by Section 5.2 and Section 5.14 of the Master Agreement.

          d. Each party hereto shall inform the other of any violation of this Section by such individual or entity, and the other parties hereto shall be entitled to take, or require such party to take, any reasonable measures to mitigate any harm, whether potential or actual, to customers or consumers resulting from any violation of this Section, including, but not limited to, termination of this Agreement.

                                   ARTICLE XI
                                  PATRIOT ACT

      Section 11.1 PATRIOT ACT. Each party hereto warrants and represents that it is, and agrees that it will remain throughout the term hereof, in compliance with all applicable provisions of the USA Patriot Act of 2001 and the regulations adopted with respect thereto (collectively, the "PATRIOT ACT") and the applicable requirements of the SEC and FINRA with respect thereto, including to the extent applicable the obligations therein to establish and maintain an anti-money laundering (AML) program in accordance with Section 352 of the Patriot Act and a customer identification program in accordance with the Section 326 of the Patriot Act. The parties agree to reasonably cooperate with each other in their compliance with the Patriot Act and related SEC and FINRA requirements, including providing each other with such information as they may reasonably request in order to comply with suspicious activity reporting requirements and maintaining appropriate records and documentation demonstrating compliance with the Patriot Act for the periods prescribed by applicable laws and regulations.

                                  ARTICLE XII
                          INDEMNIFICATION AND REMEDIES

      Section 12.1 INDEMNIFICATION BY SERVICERS. The Servicers, jointly and severally, shall indemnify and hold harmless MLOA and each person who controls or is associated with either of them within the meaning of such term under the federal securities laws, and any officer, director, employee or agent of the foregoing (collectively, the "MLOA INDEMNIFIED PARTIES"), against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), insofar as such losses, claims, damages or liabilities arise out of or are based upon (a) the failure of the Servicers to perform any of their undertakings and/or obligations hereunder, (b) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, contained in any registration statement or prospectus relating to any In-Force Policy or Contract or any interest offered under any In-Force Policy or Contract or any amendment thereof, to the extent based on information provided in writing by the Servicers from time to time following the date hereof and designated for use by MLOA in the preparation of such registration statement or prospectus, (c) the inaccuracy of any warranty or representation of either Servicer herein in any material respect, (d) any claim for compensation by any Associate and/or (e) any negligence or willful misconduct or violation of applicable law by the Servicers or any Associate thereof in performing the Servicers' undertakings and/or obligations hereunder with respect to the In-Force Policies and Contracts. This indemnification will be in addition to any liability that the Servicers may otherwise have hereunder at law or equity.

      Section 12.2 INDEMNIFICATION BY MLOA. MLOA shall indemnify and hold harmless the Servicers and each person who controls or is associated with either of them within the meaning of such term under the federal securities laws, and any officer, director, employee or agent of the foregoing (collectively, the "SERVICER INDEMNIFIED PARTIES"), against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon (a) the failure of MLOA to perform any of its obligations hereunder, (b) the inaccuracy of any warranty or representation of MLOA herein in any material respect, (c) any violations of applicable law by MLOA (including without limitation under the Securities Act of 1933 or otherwise arising from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, contained in any registration statement or prospectus relating to the In-Force Policies and Contracts or any interest offered under an In-Force Policy or Contract or any amendment thereof, excluding any such statement or omission to the extent based on information provided in writing by the Servicers or their affiliates from time to time after the date hereof and designated for use by MLOA in the preparation of such registration statement or prospectus) and/or (d) any negligence or willful misconduct or violation of applicable law by MLOA, or any officer, employee, agent or representative thereof with respect to the In-Force Policies and Contracts. This indemnification will be in addition to any liability that MLOA may otherwise have hereunder at law or equity.

      Section 12.3 LIMITATION OF LIABILITY. No party shall be liable to any other party for any indirect, punitive or consequential (other than lost profits to the extent provided in the third sentence of this SECTION 12.3) damages for claims arising under or in connection with the performance of this Agreement, except for indemnification claims under sections 12.1 and 12.2 of this Agreement of amounts recovered by or payable to third parties in connection with third party claims. This limitation shall not apply to claims of fraud on the part of any of the parties or their affiliates. Notwithstanding the foregoing, at any time that a Servicer ceases to be an affiliate of the Parent , liability for claims arising under or in connection with the performance of this Agreement may include damages for (or calculated on the basis of) lost profits, but only to the extent that (i) such damages for lost profits are recoverable under the laws of the State of New York and (ii) such lost profits can be demonstrated by reference to the actuarial report prepared by Milliman, Inc. with respect to, among other things, the In-Force Policies and Contracts dated November 5, 2012 (the "Actuarial Report") and therefore are within the reasonable contemplation of the parties to this Agreement; provided further that lost profits with respect to the reduction or elimination of any profits contemplated by the Actuarial Report shall in no event exceed the present value ascribed to any such remaining profits contemplated by the Actuarial Report as of the date of the loss giving rise to the related claim, calculated based on the assumptions on which the Actuarial Report was prepared and discounted using a 10% discount rate.

      Section 12.4 SPECIFIC PERFORMANCE; JURISDICTION.

      (a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in this SECTION 12.4, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

      (b) The parties each irrevocably submit to the jurisdiction of the courts of the State of New York or federal court of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby shall be heard and determined in such a New York State or federal court, and that such courts shall have exclusive jurisdiction with respect to such actions, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of the parties hereby waives, and agrees not to assert, as a defense in any such action that it is not subject to such jurisdiction. The parties hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any such action, that such action may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers is connection with any such action in the manner provided in SECTION 14.4 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. Notwithstanding the foregoing, any party to this Agreement may assert a crossclaim or a third party claim against another party to this Agreement in any pending litigation filed by a third party.

      Section 12.5 APPLICABILITY OF THE MASTER AGREEMENT. The limitations, procedures and qualifications set forth in SECTIONS 10.2, 10.3, other than the last sentence thereof, which shall not apply), 10.4, and SECTIONS 10.5(d) through (f) of the Master Agreement shall apply, MUTATIS MUTANDI, to losses, claims, damages or liabilities indemnified under this ARTICLE XII.

      Section 12.6 THIRD-PARTY BENEFICIARY. The parties hereto acknowledge and agree that Protective Life Insurance Company shall be an express third-party beneficiary of, and entitled to enforce all of the rights of MLOA under this Agreement.

      Section 12.7 NO DUPLICATION; EXCLUSIVE REMEDY. If any losses, claims, damages or liabilities are indemnified under Section 10.1 of the Master Agreement, the Servicer Indemnified Parties or the MLOA Indemnified Parties, as appropriate, shall not be entitled to indemnification with respect to such losses, claims, damages or liabilities pursuant to ySection 12.1 of this Agreement.

                                  ARTICLE XIII
                                  ARBITRATION

      Section 13.1 ARBITRATION. To the extent required by FINRA, any controversy, claim or dispute of any kind whatsoever arising out of or relating to this Agreement or any actual or alleged breach thereof shall be resolved by submitting such controversy, claim or dispute to binding arbitration administered by the FINRA under the arbitration rules of FINRA then in effect. In the event FINRA declines to hear such controversy, claim or dispute, it shall be resolved in accordance with SECTION 12.4(b).

                                  ARTICLE XIV
                                 MISCELLANEOUS

      Section 14.1 HEADINGS. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      Section 14.2 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

      Section 14.3 SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      Section 14.4 NOTICES. All notices under this Agreement shall be given in writing and addressed as follows:

if to MLOA:

         MONY Life Insurance Company of America
         1290 Avenue of the Americas
         New York, New York 10104
         Attention: General Counsel

with a copy, not to constitute notice, to:

         Protective Life Insurance Company as Administrator
         2801 Highway 280 South
         Birmingham, Alabama 35223
         Attention:  Legal Department

If to AXA Advisors or AXA Network, to:

         AXA Advisors, LLC and AXA Network, LLC
         1290 Avenue of the Americas
         New York, New York 10104
         Attention:  General Counsel
with a copy, not to constitute notice, to:

         AXA Equitable Life Insurance Company
         1290 Avenue of the Americas
         New York, New York 10104
         Attention: General Counsel

or to such other address or addresses as such party may hereafter specify in writing. Each such notice shall be either hand delivered or transmitted by certified United States mail, return receipt requested, and shall be effective upon delivery.

      Section 14.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflict of laws provisions to the extent such provisions are not mandatorily applicable by statute and would permit or require the application of the laws of the another jurisdiction. This Agreement shall also be subject to the rules of FINRA, including its By-Laws.

      Section 14.6 MERGER. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior understandings or agreements between the parties with respect thereto.

      Section 14.7 NO WAIVER OF RIGHTS. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

      Section 14.8 USE OF INFORMATION. Except as set forth in the last sentence of this Section 14.8 or as set forth in Section 5.14(f) of the Master Agreement, each of the Servicers shall, and shall cause its affiliates to, use information relating to the Business only for the purpose of complying, or causing its applicable affiliates to comply, with the obligations of such Servicer under this agreement (including any purpose relating to compliance with applicable law or to dealings with any governmental authority). Neither Servicers nor any of their affiliates may, from and after the date hereof or as promptly thereafter as is reasonably practicable, include any information relating to the In-Force Policies and Contracts in any "data mining" program or process that is designed or intended to identify any holder of an In-Force Policy or Contract for targeted marketing or solicitation of other products offered, distributed or administered by such person; provided that, notwithstanding the foregoing, neither Servicers nor any of their affiliates shall be prohibited from including information relating to insurance or annuity contracts not included in the Business (as defined in the Master Agreement), and any holder thereof, in any such "data mining" program or process even though such holder of such insurance or annuity contract that is not included in the Business is also a holder of an In-Force Policy and Contract.

      Section 14.9 ADDITIONAL COVENANTS OF THE SERVICERS. (a) Each of the Servicers shall not, and shall cause each of its affiliates not to, directly or indirectly: (i) solicit or endeavor to entice or induce any Associate or other person who has placed, marketed, sold, administered or provided services with respect to any In-Force Policy or Contract to alter its relationship with MLOA, other than terminations for cause or for underperformance effected in the ordinary course of business consistent with past practice or consistent with the then-current practices that Servicers and their affiliates generally employ with respect to persons who place, market, sell, administer or provide services with respect to the Reference Business (as hereinafter defined); (ii) solicit or endeavor to entice or induce any such Associate or other person to replace any In-Force Policy or Contract (or any insurance policy or other contract issuable upon conversion of any such In-Force Policy or Contract) with a policy or contract issued by an affiliate of Servicers or any other person; or (iii) target any In-Force Policy or Contract for replacement with a policy or contract issued by an affiliate of Servicers or any other person (pursuant to any directed, programmatic or systematic exchange or replacement program or otherwise, and through the use of information or data of MLOA in the possession of the Servicers or any of their affiliates); provided, however, that the restrictions in this Section 14.9 shall not restrict general marketing and solicitation activities (x) not specifically targeted or directed to such holders (as applicable) or (y) targeted or directed to holders of insurance policies and contracts not included in the Business regardless of whether such holders are also holders of In-Force Policies and Contracts; provided, further that for the avoidance of doubt the restrictions in this Section 14.9 shall not restrict Servicers and their affiliates from paying compensation to Associates consistent with past practice or the then-current practices that Servicers and their Affiliates generally employ with respect to persons who place, market, sell, administer or provide services with respect to the Reference Business. For purposes hereof, the "Reference Business" means (1) the life insurance, annuity, investment or other contracts written, issued or sold by affiliates of Servicers in the United States, if such affiliates write, issue or sell such contracts or (2) the life insurance, annuity, investment or other contracts written, issued or sold by Parent, Seller or any of their respective affiliates in the United States, irrespective of whether Parent, Seller or any of their affiliates has disposed of all or a material portion of such business, whether by means of a stock or asset sale, merger, reinsurance transaction, spin-off transaction, initial public offering or otherwise or whether all or any portion of such business continues to be owned by Parent, Seller or any their affiliates as of the date hereof, otherwise.

      (b) Each of the Servicers shall, and shall cause its affiliates to, employ practices, policies and procedures (including with respect to the review and application of replacement suitability requirements to proposed replacements of the In-Force Policies and Contracts) to prevent Associates and Brokers-of-Record from soliciting or causing holders of In-Force Policies and Contracts to surrender (in whole or in part), exchange, replace, terminate or permit to lapse any In-Force Policy or Contract which practices, policies and procedures are substantially similar to the then-current practices, policies and procedures employed with respect to the surrender (in whole or in part), exchange, replacement, termination or lapse of contracts included in the Reference Business.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers.

    MONY Life Insurance Company of America


    By: /s/ Anders Malmstrom
        -------------------------
          Name: Anders Malmstrom
          Title: Senior Executive Vice President and
                   Chief Financial Officer


    AXA Advisors, LLC                       AXA Network, LLC


    By: /s/ John Taroni                     By: /s/ John Taroni
        -------------------------               -------------------------
          Name: John Taroni                       Name: John Taroni
          Title: Vice President and               Title: Vice President and
                   Treasurer                               Treasurer

                                   Schedules

Schedule A: In-Force Policies and Contracts
Schedule B: Compensation Schedules
Schedule C: Payment Details
Schedule D: Reports and Processes

                                     Annex

Annex 1: Services

                                   SCHEDULE A
                                       TO
                        BROKER-DEALER AND GENERAL AGENT
                              SERVICING AGREEMENT
                           FOR IN-FORCE MLOA PRODUCTS




                        IN-FORCE POLICIES AND CONTRACTS
                                  POLICY FORMS

                                   SCHEDULE B
                                       TO
                        BROKER-DEALER AND GENERAL AGENT
                              SERVICING AGREEMENT
                           FOR IN-FORCE MLOA PRODUCTS


                             COMPENSATION SCHEDULES

COMPENSATION DUE AND PAYABLE PURSUANT TO THIS AGREEMENT WILL BE CALCULATED AS A PERCENTAGE OF THE PREMIUMS/CONSIDERATIONS RECEIVED BY MLOA IN THE AGGREGATE BY EACH LINE OF BUSINESS SHOWN BELOW AND THE ASSETS UNDER MANAGEMENT OF MLOA POLICIES IN THE AGGREGATE BY EACH LINE OF BUSINESS SHOWN BELOW AS MORE PARTICULARLY SET FORTH IN THE FOLLOWING TABLE:

                                                                 % OF ASSETS UNDER
                                           % OF PREMIUMS             MANAGEMENT
                                              RECEIVED                (ANNUAL)
                                    -------------------------- ---------------------
All Closed Block Life business                1.15%                    n/a
----------------------------------- -------------------------- ---------------------
Whole Life*                                   3.50%                    n/a
----------------------------------- -------------------------- ---------------------
Term Life*                                    0.50%                    n/a
----------------------------------- -------------------------- ---------------------
Variable Universal Life*                      2.50%                   0.10%
----------------------------------- -------------------------- ---------------------
Universal Life*                               3.80%                   0.10%
----------------------------------- -------------------------- ---------------------
Fixed Annuity                                 5.50%                    n/a
----------------------------------- -------------------------- ---------------------
Variable Annuity                              3.50%                   0.20%
----------------------------------- -------------------------- ---------------------
Disability Income                             7.00%                   n/a
----------------------------------- -------------------------- ---------------------
Major Medical                          (actual commission             n/a
                                        generated x 1.4)

* Other than closed block

                                   SCHEDULE C
                                       TO
                        BROKER-DEALER AND GENERAL AGENT
                              SERVICING AGREEMENT
                           FOR IN-FORCE MLOA PRODUCTS

                                PAYMENT DETAILS

Pursuant to Schedules B and D and Section 5.1 of this Agreement, payment should be remitted to the General Agent no later than the 15th business day following the end of each month, as follows:

Payment information:
Bank:   JPMorgan Chase
ABA     02100021
Name:   AXA Network LLC Concentration
Acct #  323- 217192

The method of remittance may be updated at any time by the General Agent upon written notice to MLOA.

An accrual should be provided on the fourth business day following the end of each month, to allow General Agent and its affiliates to close their IFRS books on schedule. MLOA will have time to review the detail and reconcile fully to the underlying records and submit the final report for the month with the cash payment on business day 15.

                                   SCHEDULE D
                                       TO
                        BROKER-DEALER AND GENERAL AGENT
                              SERVICING AGREEMENT
                           FOR IN-FORCE MLOA PRODUCTS

                             REPORTS AND PROCESSES

1) REQUIRED REPORTS AND PROCESSES (MLOA TO SERVICERS) FOR ADMINISTRATION BY SERVICERS OF COMPENSATION PAYMENTS AND RELATED MATTERS

The four major MONY/MLOA policy administrative systems (plus SciCom) must continue to provide the source data needed by the Servicers' commissions systems to calculate commission by agent, broker, or firm. Specifically, by Policy Admin system, the following feeds:

      - TOPS: Daily feed for commission transactions, plus quarterly feed for trails:

      TS2200 & TS2200P - DAILY
      TOPS.PB.TS2011.CCSFUSS.BKUPGDG.FILE(0)
      TOPS.PB.TS0260.TSMSFEES.FILE(0)
      TS2200Q & TS2200L - QUARTERLY - TOPS.PB.TS0200.QTRTRLS.OUTPUT.FILE(0)

      - CYBERLIFE: Daily feed for commission transactions, plus quarterly feed for trails.

      MT7171 - DAILY - MONYTS.PB.PROD.MTTCEN07.FILE(0)
      MT7177 - QUARTERLY - MONYTS.PB.PROD.MTTTEN07.FILE(0)
      MT7177W - QUARTERLY - MONYTS.PB.PROD.MTTWEN07.FILE(0)

      -     EPIC: Daily feed for commission transactions

      AN5305U - DAILY - COMMISSIONS.XML

      -     GUL: Daily Feed for commission transactions

      GU0264 - DAILY - GUL.PB.MYCOMXTR.ROLLUP.FILE(0)

      - SCICOM: Daily feed for commission transactions (old Group Association - less than 30 per month)

      TC2200U DAILY
      SCICOM.TXT

      - DISABILITY MANAGEMENT SERVICES: same feed format and frequency currently provided by DMS.

These systems are to continue transmitting policy compensation data to IBM middleware which is used to transform data into the TrueComp MS SQL server environment. The following data items should be included in the data feeds as they are currently (not all items for all transactions):

                         AddrLine1                      TrgtPremAmt

ContrNo
FPNo                     AddrLine2                      RplcmntContrNo
TransDte                 AddrLine3                      RplcmntTypeCd
CreateChkInd             AddrCityName                   RplcdPremAmt
AccumInd                 AddrStCd                       SubProdCdDesc
CrRptngInd               AddrZipCd                      SubProdCd
HeldCommInd              BtchNo                         PymntModeCd
RecapInd                 AcctShortName                  ModalPremAmt
StmntDtlInd              AgyOfRecCd                     PymntDueDte
StmntDesc                IssueAge                       UnitValAmt
Text1Ind                 ContrIssueDte                  TotUnits
Text2Ind                 InsdFullName                   TransTypeCd
HonorClubInd             RltnshpCd                      CvrgCd
MDRTInd                  CaseNo                         TotValAmt
TotFundValAmt            MSCAcctNo                      NoOfMnthsPd
BuySellCd                NFSAcctNo                      FinActvtyDte
CoCd                     FinActvtyFeeAmt                ProdCdDesc
SubsidId                 PayoutAmt                      PlanName
PremPstngDte             SplitPctAmt                    ProdCd
AdminSrcSysCd            SplitRepNo                     RnwlInd
ContrCd                  GDCAmt                         DrtnCd
AppRecDte                FYCEquivAmt                    PremTypeCd
AppCrAmt                 GridPayoutCd                   PymntTypeCd
AppJrsdctnCd             FinActvtyNetAmt                IntrnlCntlNo
PremPymntAmt             CommRate                       ExtrctDte
LineOfBusCd              CommSchedCd                    RecTypeCd
WrtngFPNo                CommonRmtrNo                   AdvncCommInd
AltTaxId                 CusipNo                        RstrctnCd
CarrCd                   CusipDesc                      RgnDrctrId
GrossCncssnsAmt          CommPrdStartDte                LifeAnntyCd
ContrStatCd              CommPrdEndDte                  LAProdName
ContrStatEffDte          StlmntDte                      CompProdName
AnnlzdPymntAmt           TradeDte                       ProcDte
MBIAsgnNo                ExamName
AddrLine1                FaceAmt

Compensation data for older MONY/MLOA systems should continue to be transmitted manually via spreadsheet in the circumstances of a commissionable event:

                 NATURE OF FEED                                        PASS
SOURCE SYSTEM    M-MANUAL              TRANSACTION TYPE  FREQUENCY     THROUGH    COMMISSION RATE            CURRENT TRANSACTION
                 A-AUTOMATIC                                           FLAG       HOUSING.                   FREQUENCY
------------------------------------------------------------------------------------------------------------------------------------
                 M / Key-in by User
CAPS             through GUI into      Calculate         Monthly       Y          NA                         Years since the last
                 Valid Transaction     Compensation                                                          transaction

                 M / Key-in by User                                               Send along with
IVA              through GUI into      Raw Premium       Monthly       N          transaction in Discount-   Several transactions
                 Valid Transaction                                                percentage Field.          per year to one FP

                 M / Key-in by User                                               Send along with
MONY Accum       through GUI into      Raw Premium       Semi-Monthly  N          transaction in Discount-   Years since the last
                 Valid Transaction                                                percentage Field.          transaction

                 M / Key-in by User                                               Send along with
MONY MAX         through GUI into      Raw Premium       Semi-Monthly  N          transaction in Discount-   Several transactions
                 Valid Transaction                                                percentage Field.          per year to one FP

2) REQUIRED REPORTS AND PROCESSES (BOTH WAYS) FOR ACCOUNTING

MLOA shall provide an estimate for amounts due under this Agreement for Schedule B for MLOA ( By Legal Entity ) no later than the 4th business day following the close of each month that will provide the estimated amounts due to the General Agent Such estimate will be based on preliminary, unverified data and could be different from the amount ultimately funded as described in Schedule C.

MLOA shall provide a report that supports the cash settlement as outlined in Schedule B of the Servicing Agreement to General Agent's Treasury and Controller's Area due on the same day as the cash settlement to General Agent as described in Schedule C. Such report will include premiums and asset balances summarized by component as described in Schedule C for the payment month. The premium and asset summary balances will be accumulated from and reconciled to the daily feeds, as described in 1) above correlating to the period being covered by the cash settlement.

3) REQUIRED REPORTS AND PROCESSES (SERVICERS TO MLOA) FOR MANAGEMENT OF SERVICE AGENT ASSIGNMENTS ON MONY/MLOA POLICIES

A monthly feed and/or report will be provided to MLOA detailing associate-policy level changes. Information would include associate name, code number, policy number, affiliation to policy and nature of change (e.g., reassignment of service responsibility).

4) REQUIRED REPORTS AND PROCESSES (BOTH WAYS) FOR MANAGEMENT OF AGENT APPOINTMENTS AND TERM CONVERSIONS

It is anticipated that there will be few and rare appointments to MLOA. To the extent such appointment becomes necessary, Servicer's Associate Hiring and Contracting Administration (AHCA) unit will communicate the need, relevant names, dates, etc., to the designated party at MLOA or the Administrator.

With regard to appointments to Administrator and its affiliates of Associates, for the sole purpose of sale of a product of Administrator or one of its affiliates in concert with a term conversion, a process will need to be developed whereby the Associate initiates the request with AHCA and AHCA subsequently communicates with its counterpart at the Administrator.

                                    ANNEX 1
                                       TO
                        BROKER-DEALER AND GENERAL AGENT
                              SERVICING AGREEMENT
                           FOR IN-FORCE MLOA PRODUCTS

                               SERVICES PROVIDED

1) responding to contractholder questions related to the policies/contracts

2) providing contractholders assistance upon request with determining and completing appropriate forms to be filled out for policy and/or contract action/changes

3) assisting contractholders with obtaining in-force illustrations for when available and appropriate

4) provide website access and functionality to contractholders for contractholders to obtain information regarding their policies consistent with such support provided for AXA Equitable Insurance Company ("AXA Equitable") products, to the extent that Administrator's and its affiliates' administrative systems provide required data feeds to the Servicers, and for so long as AXA Equitable provides such support for its own products


                                       28